Exhibit 5.1
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000
November 18, 2009
RehabCare Group, Inc.
7733 Forsyth Boulevard
23rd Floor
St. Louis, Missouri 63105
Ladies and Gentlemen:
          We have acted as counsel to RehabCare Group, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of 6,210,000 shares of its common stock, par value $0.01 per share (the “Common Stock”) pursuant to the underwriting agreement, dated November 12, 2009 (the “Agreement”), among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., as representatives of the several underwriters named therein.
          In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Restated Certificate of Incorporation of the Company, as amended; (ii) the Agreement, (iii) the Company’s registration statement on Form S-3 (Registration No. 333-160574), filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on July 14, 2009 (as amended on July 23, 2009 and on October 23, 2009, the “Original Registration Statement”), (iv) the Company’s registration statement on Form S-3 (Registration No. 333-162406), filed pursuant to the Securities Act on October 9, 2009 (as amended on October 23, 2009, the “Subsequent Registration Statement”), (v) the Company’s registration statement on Form S-3 (Registration No. 333-163074), filed pursuant to Rule 462(b) under the Securities Act on November 12, 2009 (the “462(b) Registration Statement” and, collectively with the Original Registration Statement and the Subsequent Registration Statement, the “Registration Statements”), (vi) the prospectus, dated October 23, 2009, which forms a part of the Subsequent Registration Statement (the “Base Prospectus”), (vii) the preliminary prospectus supplement, dated November 9, 2009 (the “Preliminary Prospectus Supplement”), (viii) the prospectus supplement, dated November 12, 2009 (the “Prospectus Supplement”) and (ix) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
          Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Common Stock has been duly authorized and, when issued as contemplated in the Agreement, will be validly issued, fully paid and nonassessable.
          We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statements and to the reference to our firm under the caption “Legal Matters” in the Prospectus.
Very truly yours,
/s/ Weil, Gotshal & Manges LLP

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